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PROSPECTUS SUPPLEMENT Pursuant to Rule 424(b)(3)	To Prospectus dated November 6, 2001 (File No. 333-71452)

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

8.00% CLASS T CUMULATIVE PREFERRED STOCK

        The information set forth in the Prospectus Supplement, dated July 16, 2003, relating to Apartment Investment and Management Company's Class T Cumulative Preferred Stock, under the caption "Description of Class T Cumulative Preferred Stock—Dividends" is supplemented with the following information:

        Dividends will be payable in arrears to holders of record of the Class T Cumulative Preferred Stock as they appear on Apartment Investment and Management Company's stock records at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, before the applicable Dividend Payment Date.

The date of this prospectus supplement is July 29, 2003.

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY 8.00% CLASS T CUMULATIVE PREFERRED STOCK